Exhibit 3.2

INVENTRUST PROPERTIES CORP.

ARTICLES OF AMENDMENT

InvenTrust Properties Corp., a Maryland corporation (the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

FIRST: The charter of the Corporation (the “Charter”) is hereby amended to decrease the par value shares of common stock of the Corporation (the “Common Stock”) issued and outstanding immediately prior to the Effective Time (as defined below) from $0.01 par value per share to $0.001 par value per share.

SECOND: The amendment to the Charter as set forth above has been approved by at least a majority of the entire Board of Directors as required by law and the amendment is limited to a change expressly authorized by Section 2-605(a)(2) of Maryland General Corporation Law to be made without action by the stockholders.

THIRD: There has been no increase in the authorized shares of stock of the Corporation effected by the amendment to the Charter as set forth above.

FOURTH: These Articles of Amendment shall become effective at 9:01 a.m. Eastern Time on August 5, 2021.

FIFTH: The undersigned officer acknowledges these Articles of Amendment to be the corporate act of the Corporation and, as to all matters or facts required to be verified under oath, the undersigned acknowledges that, to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties of perjury.

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IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment to be executed in its name and on its behalf by its President and attested to by its Secretary on this 5th day of August, 2021.

ATTEST:		INVENTRUST PROPERTIES CORP.

By:	/s/ Christy L. David	By:	/s/ Daniel J. Busch
Name:	Christy L. David	Name:	Daniel J. Busch
Title:	Secretary	Title:	President